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                                                                Exhibit 7



                                    [FORM OF]

                       SECURED CONVERTIBLE PROMISSORY NOTE


[            ]                                                          __, 1997
                                                              New York, New York


                  FOR VALUE RECEIVED, the undersigned, ATLANTIC GULF COMMUNITIES CORPORATION, a Delaware corporation (the "Company"), and the other undersigned corporations (the "Subsidiaries"; the Company and the Subsidiaries are referred to herein collectively as the "Obligors"), do hereby jointly and severally promise to pay to the order of AP-AGC, LLC, a Delaware limited liability company ("Holder"), in lawful money of the United States of America, in immediately available funds, to such account as Holder may designate from time to time, the principal sum of [WORDS] Dollars ($[NUMERALS]), together with interest thereon, as described below.

                  This Secured Convertible Promissory Note (this "Note") is issued pursuant to that certain Secured Note Agreement (the "Note Agreement") dated as of February 7, 1997 among the Obligors, Holder, and [NAME OF COLLATERAL AGENT] ("Collateral Agent"), as collateral agent for Holder (as amended, supplemented or otherwise modified from time to time, the "Note Agreement"), the terms of which are incorporated herein by reference. Capitalized terms used in this Note, unless otherwise defined herein, shall have the meaning given such terms in the Note Agreement.

                  Interest shall accrue from the date hereof on the outstanding principal balance of the indebtedness evidenced hereby at a rate per annum (based on a year of 360 days and actual days elapsed), as well before as after judgment, of (i) 20% so long as no Event of Default has occurred and is continuing and no Negative Shareholder Vote has occurred and (ii) 23% from and after the occurrence and during the continuance of an Event of Default and in any event at all times after a Negative Shareholder Vote has occurred, in each case as set forth in Section 2.4 of the Note Agreement.

                  Principal and interest hereunder shall be due and payable as follows:

                  (a) Interest shall be payable in arrears in accordance with
Section 2.4 of the Note Agreement.


                                   EXHIBIT C-1
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                  (b) The aggregate principal amount of this Note then
outstanding shall be paid (together with all accrued and unpaid interest and fees then accrued thereon and all other amounts due under the Note Agreement) on December 31, 1998.

                  The Obligors shall make mandatory prepayments of this Note if and as required by Section 2.2 of the Note Agreement. The outstanding principal amount of this Note may be prepaid in whole or in part at any time and from time to time without penalty or premium.

                  The proceeds of any prepayment shall be applied first to accrued and unpaid interest, fees and other amounts due on or in connection herewith and second to repayment of the principal hereunder, as provided in the Note Agreement.

                  The outstanding principal amount of this Note shall be convertible into Preferred Stock on the terms and subject to the conditions set forth in the Investment Agreement. All interest and other amounts (other than principal) theretofore accrued and owing hereunder or under the Due Diligence Fee Agreement shall be paid in full prior to or concurrent with such conversion. If this Note is converted into Preferred Stock and the Lender purchases an additional $15,000,000 of Preferred Stock as set forth in the Investment Agreement, the Company will be obligated to repurchase all such Preferred Stock on the happening of certain conditions set forth in the Certificate of Designation. From and after such conversion of the Note into Preferred Stock, this Note shall no longer evidence an indebtedness for borrowed money, and notwithstanding anything herein to the contrary the term Secured Obligations as used in this Note and each other Transaction Document shall not mean or include any indebtedness for principal or interest, but this Note shall remain in full force and effect to evidence the obligation of the Company to repurchase all such Preferred Stock under Section 8 of the Certificate of Designation and pay all other Secured Obligations then outstanding and the joint and several obligation of each and every Mortgagor Subsidiary shall continue to be secured by the Secured Note Documents.

                  If the Obligors shall fail to pay any principal hereunder when due; or if the Obligors shall fail to pay any interest hereunder or other amounts payable hereunder within five (5) days after the due date therefor, or if any other Event of Default shall have occurred, the entire outstanding principal amount hereof, together with accrued interest and charges thereon may become due and payable in full in accordance with the terms and provisions of the Note Agreement.


                                 EXHIBIT C-2
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                  If any payment of principal or interest of this Note shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

                  In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Note exceed the highest rate permissible under applicable law. If the amount of interest paid or payable under the Transaction Documents would exceed the maximum amount permitted by applicable law to be charged, the amount of interest paid or payable shall be automatically reduced to such maximum permissible amount and the excess applied to principal or if no principal shall be outstanding and such amount has been paid, refunded to the payor. If the amount of interest payable for the account of Holder in respect of any interest computation period is reduced pursuant to the preceding sentence and the amount of interest payable for its account in respect of any subsequent interest computation period, computed pursuant to applicable law and the Transaction Documents, would be less than the maximum amount permitted by applicable law to be charged, then the amount of interest payable in respect of the subsequent inter est computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid had been increased pursuant to this sentence exceed the aggregate amount by which interest has theretofore been reduced pursuant to the preceding sentence.

                  All payments and prepayments on account of principal and interest due in connection with this Note made by the Obligors to Holder pursuant to the Note Agreement shall be recorded by the Holder on Schedule 1 annexed hereto, and constituting a part hereof, which recordations shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure of the Holder to make any such recordation shall not limit or otherwise affect the obligations of the Obligors hereunder or under the Note Agreement.

                  The Obligors hereby waive presentment, demand, protest and notice of any kind in connection with this Note. The Obligors and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive presentment, demand, protest and notice of any kind in connection with this Note and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder. This Note is entitled to the benefits of the Transaction Documents. This Note is secured by certain assets pursuant to the Security Documents.



                                   EXHIBIT C-3


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                  The terms of this Note are subject to amendment, waiver or modification only in the manner provided in the Note Agreement.

                  This Note shall bind the Obligors and their respective successors and assigns, and the benefits hereof shall inure to the benefit of the Holder and its successors and assigns. All references herein to the "Obligors" and the "Holder" shall be deemed to apply to the Obligors and the Holder, respectively, and their respective successors and assigns.

                  Subject to the provisions of Section 11.3(a) of the Note Agreement, all Obligors are jointly and severally irrevocably and unconditionally liable, as primary obligors and not merely as sureties, for the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. ss. 362(a)). The obligation of each Obligor is independent, primary and original, and not dependent upon failure of Holder to collect from any other Obligor. Holder may enforce this Note against the Subsidiaries party hereto notwithstanding the existence of any dispute between Holder and the Company with respect to the existence of an Event of Default. The obligations of each such Subsidiary hereunder are independent of the obligations of the Company under the Transaction Documents and the obligations of any other Obligor or any guarantor, and a separate action or actions may be brought and prosecuted against such Subsidiary whether or not any action is brought against the Company or any of such other Obligor or any guarantor and whether or not the Company is joined in any such action or actions.

                  This Note, for all purposes, shall be governed by, and construed in accordance with, the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York). In the event any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity and the remainder of such provision or the remaining provisions of this Note shall not in any way be affected or impaired thereby.

                  WAIVER OF JURY TRIAL. NO PARTY TO THIS NOTE OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAW SUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING


                                  EXHIBIT C-4

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OUT OF, THIS NOTE, ANY RELATED AGREEMENT OR INSTRUMENT, ANY SECURITY FOR THE
INDEBTEDNESS EVIDENCED HEREBY, OR THE DEALINGS OR THE RELATION SHIP BETWEEN OR AMONG THE PARTIES, OR ANY OF THEM. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH, OR REPRESENTED TO, ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

                  WITNESS the due execution hereof as of the date first above written.


                                          ATLANTIC GULF COMMUNITIES
                                          CORPORATION, a Delaware corporation



                                          By:
                                              -----------------------------
                                               John H. Fischer, its
                                               Vice President



                                          CUMBERLAND COVE, INC.



                                          By:
                                             -------------------------------
                                          Name:
                                          Title:


                                          ENVIRONMENTAL QUALITY LABORATORY
                                          INC.



                                          By:
                                             -------------------------------
                                          Name:
                                          Title:





                                   EXHIBIT C-5



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                               SCHEDULE 1 TO NOTE

                                   NOTE RECORD




DATE             AMOUNT                DATE OF                      AMOUNT OF
PAYMENT          OF PAYMENT            PREPAYMENT                   PREPAYMENT
-------          ----------            ----------                   ----------





                                   EXHIBIT C-7